FORM 8-K

                           CURRENT REPORT


          UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549



    Pursuant to Section 13 or 15(d) of the Securities Exchange
                            Act of 1934

        Date of Report May 18, 2000


                         CIRRUS LOGIC, INC.
       (Exact name of registrant as specified in its charter)


Delaware                              0-17795            77-0024818
(State or other jurisdiction       (Commission         (I.R.S. Employer
of incorporation or organization)     File Number)    Identification No.)

4210 South Industrial Drive, Austin Texas               78744
 (Address of principal executive offices)            (Zip Code)

Registrant's telephone number, including area code:(512) 445-7222

__________________________________________________________
(Former name or former address, if changed since last report)

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                         CIRRUS LOGIC, INC.

                               INDEX
                                                       Page
Item 2.   Acquisition or Disposition of Assets          3

Signatures                                              4

Item 2.  Acquisition or Disposition of Assets


Disposition of the Company's Equity Interest in Basis
Communications Corporation

On May 18, 2000 we sold our holdings of approximately 1 million shares of Series A preferred stock in Basis Communications Corporation ("Basis") to Intel Corporation ("Intel") for $61.2 million. This sale was part of a tender offer whereby Intel purchased the outstanding preferred & common stock of Basis for $61.18 per share. Also on this date, we exercised a warrant to purchase 0.5 million shares of common stock in Basis at an exercise price of $0.05 per share which we then sold to Intel for $30.6 million. Intel also paid us, on behalf of Basis, $12 million for two outstanding notes receivable from Basis plus accrued interest of $1.4 million.

Intel withheld from the total consideration paid, $11.2 million pursuant to the indemnification provisions of the merger agreement between Intel and Basis.

As a result of the transactions described above, on May 18, 2000 we received from Intel cash totaling approximately $94 million. In our financial statements for the first quarter of fiscal 2001, we expect to report a gain on the sale of common and preferred stock of Basis of approximately $79 million, a gain of $12 million related to the collection of the Basis notes receivable which had previously been fully reserved, and interest income of $1.4 million.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                         Cirrus Logic, Inc.

June 2, 2000                                /s/ ROBERT W. FAY
Date                                        Robert W. Fay
                                            Vice President, Chief
                                            Financial Officer,
                                            Treasurer and Secretary